ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

July 8, 2014

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100F Street Northeast
Washington, DC 20549-2000

RE: Auscrete Corporation
File No. 001-35923

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K filed by Auscrete Corporation ("the Registrant') and disagree with the statements contained therein as it pertains to our firm.

The legal name of our firm is Anton & Chia, LLP, not Anton and Chia LLC. We did not perform the SAS 100 Quarterly reviews for the March 31, 2012 to September 30, 2012 but we did perform the audit for the year ended December 31, 2012. We did not perform the audit of the year ended December 31, 2013 or the SAS 100 Quarterly reviews for the interim periods March 31, 2013 through to September 30, 2013 and March 31, 2014. Therefore, we can only confirm there are no disagreements as of the period ended December 31, 2012. We were not provided a copy of the Item 4.01 of the Form 8-K prior to the July 1, 2014 filing date.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01 other than the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP